UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

October 29, 2010

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K regarding the DZ Facility, the Guarantee and the Contribution Agreement is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 1, 2010, pursuant to an Interest Purchase Agreement by and among NewStar Financial, Inc. (“NewStar”), Core Financial Holdings, LLC (“Core”) and Core Business Credit, LLC (“Core BC”), NewStar completed the acquisition of Core BC and its wholly-owned subsidiaries, Core Business Funding, LLC (“Core Funding”) and Core Business Lending, LLC for a purchase price of $25.3 million. The purchase price was funded through borrowings under NewStar’s existing term loan facility, as described in Item 2.03 below, and cash on hand.

Core BC is an asset-based lender located in Dallas, Texas with credit commitments totaling approximately $164 million and funded loans of $73 million as of October 31, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

DZ Facility

On November 1, 2010, NewStar entered into a Second Amended and Restated Revolving Credit Agreement among NewStar, Core BC, Core Funding, Autobahn Funding Company LLC, DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main and U.S. Bank National Association (the “DZ Facility”). The DZ Facility amends and restates the $225 revolving credit facility under which Core Funding, a wholly-owned subsidiary of Core BC, is a borrower to reflect the acquisition of Core BC by NewStar. Interest on the DZ Facility accrues at a variable rate per annum equal to the commercial paper rate plus 2.0%.

On November 1, 2010, in connection with the DZ Facility, NewStar also made a performance guaranty (the “Guarantee”) in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main for the benefit of the secured parties under the DZ Facility. Under the terms of the performance guaranty, NewStar agreed to unconditionally guarantee the full and timely payment of all obligations of Core BC under the DZ Facility up to 5% of the maximum facility amount.

On November 1, 2010, in connection with the DZ Facility, Core BC also entered into an Amended and Restated Purchase and Contribution Agreement between Core BC and Core Funding (the “Contribution Agreement”). Under the Contribution Agreement, Core BC agreed to sell certain loans, assets and related security on these loan, and all income and proceeds to Core Funding.

The foregoing descriptions of the DZ Facility, the Guarantee and the Contribution Agreement are qualified in their entirety by reference to the agreements, which are filed as Exhibit 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Fortress Facility

On October 29, 2010, NewStar borrowed $20,000,000 under the term loan facility included in the Amended and Restated Note Agreement (the “Amended Note Agreement”), among NewStar, the holders party thereto and Fortress Credit Corp. (“Fortress”), as administrative agent, an affiliate of Fortress Investment Group, entered into on August 31, 2010. The term loan has a maturity date of August 31, 2014, subject to mandatory prepayment under certain circumstances including a change in control of NewStar and bears interest at 7.0% per annum plus a LIBOR floor of 1.5%. The Amended Note Agreement contains customary events of default (including payment defaults, cross-defaults to certain of our other indebtedness, breach of representations and covenants and change of control). An event of default would also occur if NewStar fails to satisfy a coverage test, which requires that at all times the Borrowing Base (as defined in the Amended Note Agreement) as of any date less the Pro Forma Interest Charges (as defined in the Amended Note Agreement) as of such date equal or exceed the total outstanding borrowing under the Amended Note Agreement, and such failure continues for 60 days. The occurrence of an event of default under the credit facility would permit the lenders to accelerate the indebtedness and terminate the term loan.

The foregoing description is qualified in its entirety by reference to the Amended Note Agreement filed as Exhibit 10.1 to NewStar’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2010 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Interest Purchase Agreement by and among NewStar Financial, Inc., Core Financial Holdings, LLC and Core Business Credit, LLC dated as of November 1, 2010.

10.1	Second Amended and Restated Revolving Credit Agreement among NewStar Financial, Inc., Core Business Credit, LLC, Core Business Funding, LLC, Autobahn Funding Company LLC, DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main and U.S. Bank National Association dated as of November 1, 2010.

10.2	Performance Guaranty made by NewStar Financial, Inc. in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main dated as of November 1, 2010.

10.3	Amended and Restated Purchase and Contribution Agreement between Core Business Credit, LLC, and Core Business Funding, LLC dated as of November 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: November 2, 2010	By:	/S/ JOHN K. BRAY
John K. Bray
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Interest Purchase Agreement by and among NewStar Financial, Inc., Core Financial Holdings, LLC and Core Business Credit, LLC dated as of November 1, 2010.

10.1	Second Amended and Restated Revolving Credit Agreement among NewStar Financial, Inc., Core Business Credit, LLC, Core Business Funding, LLC, Autobahn Funding Company LLC, DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main and U.S. Bank National Association dated as of November 1, 2010.

10.2	Performance Guaranty made by NewStar Financial, Inc. in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main dated as of November 1, 2010.

10.3	Amended and Restated Purchase and Contribution Agreement between Core Business Credit, LLC, and Core Business Funding, LLC dated as of November 1, 2010.